Exhibit (h)(3)

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (“Agreement”) is effective as of the date of the closing of the Transaction (as defined below) (the “Closing Date”) by and between Distribution Services, LLC, formerly known as UMB Distribution Services, LLC (the “Distributor”) and Aspiriant Risk-Managed Capital Appreciation Fund (“Fund Company”).

WHEREAS, all of the equity interests of the Distributor are being sold to Foreside Financial Group, LLC in a transaction (the “Transaction”); and

WHEREAS, effective as of the Closing Date, the name of the Distributor will become Distribution Services, LLC;

Effective as of the Closing Date, the Fund Company and the Distributor hereby enter into this Agreement on terms identical to those of the Distribution Agreement between the parties effective as of March 31, 2021, as amended (the “Existing Agreement”), which are incorporated herein by reference, except as noted below. Capitalized terms used herein without definition have the meanings given to them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial one year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually in accordance with the requirements of the Investment Company Act of 1940 Act, as amended (“1940 Act”), as such requirements may be modified by rule, regulation, order or guidance of the SEC and its staff. This Agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Fund Company’s board of trustees/directors, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Fund Company, or by Distributor.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective as of the Closing Date of the Transaction.

DISTRIBUTION SERVICES, LLC		ASPIRIANT RISK-MANAGED CAPITAL
(formerly known as UMB Distribution Services, LLC)		APPRECIATION FUND

By:	/s/ Teresa Cowan	By:	/s/ Benjamin D. Schmidt
	Teresa Cowan, President		Benjamin D. Schmidt / President